FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "**Amendment**"), dated as of August 10, 2007, by and between AMTAD PROPERTY, INC., a New York corporation, having an address at 145 West 57th Street, New York, New York 10019 ("**Landlord**"), and DVL, INC., a Delaware corporation, having an address at 70 East 55th Street, New York, New York ("**Tenant**").

WITNESSETH:

WHEREAS, Landlord, as landlord, and Tenant, as tenant, are parties to that certain Lease, dated as of November 7, 2002 (the "**Existing Lease**"), between Landlord and Tenant;

WHEREAS, pursuant to the Existing Lease, Landlord leases to Tenant and Tenant leases from Landlord the entire leaseable portion of the seventh (7th) floor (the "Premises", as more particularly described in the Existing Lease) of the building known as Heron Tower, 70 East 55th Street, New York, New York, in the City, County and State of New York;

WHEREAS, the term of the Existing Lease is scheduled to expire on January 31, 2008; and

WHEREAS, Landlord and Tenant, subject to and upon the terms and conditions set forth herein, wish (i) to extend the term of the Existing Lease through March 31, 2015 in lieu of the Renewal Option set forth in the Lease, and (ii) to otherwise amend the Existing Lease (the Existing Lease, as amended hereby, being herein called the "**Lease**").

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. **Definitions**. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Existing Lease.

2. **Extension of Term.** The term of the Lease is hereby extended to, and shall expire on, March 31, 2015, unless such term expires or is cancelled or terminated earlier pursuant to any of the conditions, covenants or other provisions of the Lease or by law. The term "**Extended Term**" shall mean the period commencing on February 1, 2008 and ending on March 31, 2015. From and after the date of this Amendment, all references in the Lease to the "**Expiration Date**" shall mean March 31, 2015. The letting of the Premises during the Extended Term shall be upon all of the terms and conditions of the Lease, except as amended hereby. The Extended Term shall be in lieu of the "Renewal Term" set forth in Article 26 of the Lease, and the Renewal Option thereunder shall be of no further force and effect.

3. **Fixed Rent**. (a) Through (and including) January 31, 2008, Tenant shall pay Fixed Rent for the Premises at the rate set forth in the Existing Lease (without giving effect to this Amendment).

(b) During the Extended Term, Tenant shall pay Fixed Rent for the Premises at the following rates during the following periods (notwithstanding anything to the contrary contained in the Existing Lease):

(i) During the period commencing on February 1, 2008 and ending on March 31, 2013 (both dates inclusive), THREE HUNDRED EIGHTY-SIX THOUSAND ONE HUNDRED SEVENTY-TWO DOLLARS AND 00/100 ($386,172.00) per annum; and

(ii) During the period commencing on April 1, 2013 and ending on March 31, 2015 (both dates inclusive), FOUR HUNDRED EIGHT THOUSAND EIGHT HUNDRED EIGHTY- EIGHT DOLLARS AND 00/100 ($408,888.00) per annum.

(c) Notwithstanding the provisions of Paragraph 3(b) above respecting the payment of Fixed Rent during the Extended Term, Landlord agrees that, provided Tenant is not then in default under the Lease, Tenant shall be permitted to occupy the Premises without liability for payment of the Fixed Rent for the two (2) month period that commences on February 1, 2008 and that ends on March 31, 2008, provided that such rent abatement shall be reinstated upon Tenant's curing of such default after notice within any applicable cure period. Tenant shall be liable for all other Additional Charges during such 2-month period. In the event Tenant is in default under the Lease during such 2-month period beyond notice and the expiration of any applicable cure period, the privilege of rent abatement provided hereunder shall be null and void and Tenant shall be liable for all Fixed Rent from February 1, 2008 as if no provision for rent abatement was set forth in this Amendment. Notwithstanding anything to the contrary, except for the abatement of the Fixed Rent in accordance with the express terms of this Paragraph 3(c), nothing herein shall be construed or operate as an abatement of any Fixed Rent or Additional Charges due under the Lease.

4. **Tax and Expense Escalation**. (a) For all periods that occur prior to February 1, 2008, Tenant's obligation to make Tenant's Tax Payments and Tenant's Operating Payments shall be governed by the provisions of Articles 2 and 3 of the Existing Lease (without giving effect to this Amendment).

(b) Commencing on February 1, 2008 and thereafter throughout the Extended Term, Tenant shall make Tenant's Operating Payments in accordance with the provisions of Article 2 of the Existing Lease; provided, however, that in applying the provisions of Article 2 of the Existing Lease to the Premises during the Extended Term the term "Base Operating Year" shall mean the calendar year commencing on January 1, 2008.

(c) Commencing on February 1, 2008 and thereafter throughout the Extended Term, Tenant shall make Tenant's Tax Payments in accordance with the provisions of Article 3 of the Existing Lease; provided, however, that in applying the provisions of Article 3 of the Existing Lease to the Premises during the Extended Term, the term "Base Tax Amount" shall

mean the Taxes payable for the Tax Year commencing on July 1, 2008 and ending on June 30, 2009.

5. **Tenant's Renewal Option**. (a) In addition to the extension of the Term set forth in Paragraph 2 herein (in lieu of the Renewal Term set forth in Article 26 of the Existing Lease), Tenant shall have the option (the "Second Renewal Option") to extend the term of the Lease for one (1) additional period of five (5) years (the "Second Renewal Term"), which Second Renewal Term shall commence on April 1, 2015 and end on March 31, 2020 (the "Renewal Expiration Date"), provided that (a) the Lease shall not have been previously terminated and that no monetary default or non-monetary Event of Default then exists under the Lease (unless such default is waived in writing by Landlord) (i) on the date Tenant gives Landlord written notice (the "Second Renewal Notice") of Tenant's election to exercise the Second Renewal Option, and (ii) on the Expiration Date and (b) Tenant (or a party which owns, or is commonly owned or controlled by, or is under common control with, Tenant) shall be in actual occupancy of at least seventy-five (75%) percent of the Premises and shall not have sublet more than twenty-five (25%) percent thereof. The Second Renewal Option shall be exercised with respect to the entire Premises only (less, in the event and only in the event that a Recapture Sublease is then in effect, the portion of the Premises demised thereunder) and shall be exercisable by Tenant delivering the Second Renewal Notice, together with Tenant's determination of Fair Market Rent (as defined in the Existing Lease) (such Tenant's determination herein called the "Tenant's Determination"), to Landlord no earlier than January 1, 2014 and no later than July 1, 2014. Time is of the essence with respect to the giving of the Second Renewal Notice and delivery of Tenant's Determination. The Second Renewal Option and the right to exercise the Second Renewal Option shall be personal to the originally named Tenant hereunder (which for purposes hereof shall include any "related party" to which Tenant has assigned this Lease and for which no consent is required under Article 16 of the Existing Lease) and cannot be exercised by any assignee or subtenant of the originally named Tenant hereunder.

(b) If Tenant exercises the Second Renewal Option, the Second Renewal Term shall be on the same terms, covenants and conditions as those contained in Article 26 of the Existing Lease, except that:

(i) Section 26.02(v) is hereby deleted in its entirety and replaced with the following: "(v) the Base Tax Amount shall be the Taxes for the 2015/2016 Tax Year and the Base Operating Year shall be the 2015 Operating Year."

(ii) Section 26.03 (i) is hereby deleted in its entirety and replaced with the following: "The annual Fixed Rent for the Premises for the Renewal Term shall be an amount equal to the Fair Market Rent (hereinafter defined), but in no event less than the sum of (x) the annual Fixed Rent in effect on the day immediately preceding the commencement of the Renewal Term and (y) the amounts payable by Tenant pursuant to Article 3 for the most recently ended Tax Year and for the most recently ended calendar year with respect to Article 2."

(iii) Section 26.05 is hereby amended by deleting "95% of" in lines 4 and 6.

C054785/0142246/1396993.5

6. **Security Deposit**. (a) Simultaneously with the execution of this Amendment, Tenant shall (by providing to Landlord either an amendment to the current Letter of Credit held by Landlord or a substitute Letter of Credit) increase the amount of the Security Amount under Article 25 of the Lease by $42,592.50 so that the aggregate amount of the Letter of Credit held by Landlord in accordance with Article 25 of the Lease shall be in the amount of $96,543.00.

(b) Notwithstanding anything to the contrary contained in the Lease, if on April 1, 2012 (the "Reduction Date") Tenant is not then in default under the terms of the Lease and Tenant shall not be insolvent or the subject of any bankruptcy, insolvency, reorganization, or other similar proceedings and/or actions, then the required Security under the Lease may be reduced (by providing an amendment to which Landlord shall promptly countersign if required by the issuer of the Letter of Credit, or a substitute Letter of Credit) in exchange for the existing Letter of Credit to $64,362.00; provided that, upon curing such default after notice within any applicable cure period, Tenant's right to a reduction shall be reinstated. Notwithstanding anything contained in this paragraph, if prior to April 1, 2012, an Event of Default under the Lease has occurred more than two (2) times during the Lease term, the provisions of this subparagraph (b) shall be deemed null and void and Tenant shall not be entitled to a reduction in the Security under the Lease.

7. **Landlord's Contribution**. (a) As used herein, the terms "Tenant Work" means the installation of fixtures, improvements (including painting, wallcoverings and carpeting) and appurtenances attached to or built into the Premises in connection with Tenant's occupancy of the Premises, and "Tenant Work Cost" means the actual cost of the Tenant Work, excluding in all events all costs with respect to movable partitions, business and trade fixtures, machinery, equipment, furniture, furnishings and other articles of personal property, but including the fees and expenses of Tenant's architect in an amount not to exceed $12,778.

(b) Landlord shall reimburse Tenant for the cost of the Tenant Work in an amount equal to the lesser of (x) $85,185.00 (the "Maximum Contribution Amount"), or (y) the Tenant Work Cost, upon the following terms and conditions:

(i) Reimbursement shall be made to Tenant after the Tenant Work has been completed;

(ii) Tenant shall have supplied to Landlord evidence reasonably satisfactory to Landlord establishing (w) that the Tenant Work has been completed, (x) the Tenant Work Cost, (y) that all sums due and owing to contractors, subcontractors and materialmen have been paid, including, without limitation, lien waivers from such contractors, subcontractors and materialmen (except that lien waivers shall not be a condition with respect to those contractors, subcontractors and materialmen for whose work or materials do not exceed $2,500 in cost) and (z) that all governmental authorities (including without limitation the New York City Department of Buildings) have issued final approval of the work as built and occupancy of the space concerned; and

(iii) Tenant is not then in default under the terms of the Lease; provided that, upon curing such default, Tenant's right to the Maximum Contribution Amount or Tenant Work Cost, whichever is applicable, shall be reinstated.

(c) Notwithstanding anything to the contrary:

(i) in no event shall Landlord be obligated to disburse any sums to Tenant after December 31, 2008;

(ii) in no event shall Landlord be obligated to disburse to Tenant more than the Maximum Contribution Amount in the aggregate under this Paragraph;

(iii) except as expressly provided herein, Landlord shall not be obligated to reimburse Tenant for the cost of, or otherwise pay or disburse to or on behalf of Tenant for, any work performed or undertaken at the Premises or otherwise in the Building; and

(iv) the right to receive reimbursement for the cost of Tenant Work shall be personal to the originally named Tenant hereunder and cannot be exercised by any assignee or subtenant of the originally named Tenant hereunder and shall be for the exclusive benefit of the originally named Tenant hereunder (and a "related party", as defined in Paragraph 5 above), it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity.

8. Landlord's Services. Notwithstanding anything contained to the contrary in Section 8.06 of the Existing Lease, Tenant shall have the right to use the freight elevator service during non-Business Hours, at no cost, for eight (8) hours (with a minimum of two (2) hour time blocks, except with respect to the balance of any time remaining from the aforementioned eight (8) hour allocation which is less than two (2) hours), in connection with the performance of Alterations at the Premises, subject to the Building Rules and Regulations and the Alteration Rules and Regulations.

9. **Brokerage**. Landlord and Tenant each covenants, warrants and represents to the other that no broker except Cushman & Wakefield, Inc. and Sage Group Associates (collectively, the "**Broker**") was instrumental in bringing about or consummating this Amendment and that they have had no conversations or negotiations with any broker except the Broker concerning the provision contained in this Amendment or any of the transaction(s) contemplated hereby. Landlord and Tenant agree to indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of any conversations or negotiations had by the indemnifying party with any broker (other than the Broker with respect to Tenant's indemnity to Landlord) in connection with this Amendment or any of the transaction(s) contemplated hereby. Landlord agrees to pay Broker pursuant to a separate agreement.

10. **Representations**. Tenant represents, warrants and covenants that (i) Tenant is in possession of and is fully familiar with the condition of the Premises, and Tenant

accepts the Premises in its condition "as is" as of the date hereof, provided that the foregoing shall not relieve Landlord from its repair and maintenance obligations expressly set forth in the Lease, (ii) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises or the Building for Tenant's occupancy, or contribute any sums therefor, except as provided for in Paragraph 7 above, and (iii) neither Landlord nor Tenant is in default of any of their respective obligations under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant thereunder.

11. **Miscellaneous**. (a) This Amendment shall not be binding upon Landlord or Tenant unless and until it is signed by Landlord and delivered to Tenant.

(b) Except as amended and modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof are hereby in all respects ratified and confirmed.

(c) The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

(d) Except to the extent provided in Paragraphs 3(c) and 6(b) above, Tenant presently claims no offsets, set-offs, rebates, concessions, abatements or defenses against or with respect to Fixed Rent, Additional Charges or other sums payable under the terms of the Lease; provided that the foregoing shall not constitute a waiver of Tenant's right to contest Operating Expenses or Taxes in accordance with its rights under the Lease.

[balance of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

AMTAD PROPERTY, INC.

By: ______________________

Name: Akihiro Tachibana

Title: Secretary & Treasurer

TENANT:

DVL, INC.

By: Henry Swain

Name: Henry Swain

Title: Executive Vice President

C054785/0142246/1396993.5